EXHIBIT 11.  EARNINGS PER SHARE

The following table presents information necessary for the computation of earnings per share, on both primary and fully diluted bases, for the three and six months ended June 30, 1996 and 1995.

                                        Three Months Ended          Six Months Ended
                                             June 30,                   June 30,
                                      ----------------------     ----------------------
                                         1996        1995           1996        1995
                                      ----------  ----------     ----------  ----------
                                            (In thousands, except per share data)
Primary and fully diluted
 earnings per share:
  Net income applicable to
   common stock and common
   stock equivalents                     $34,026     $28,640        $66,217     $57,694
                                      ==========  ==========     ==========  ==========
Average number of common
 shares outstanding                       31,304      31,582         31,269      31,554
Common stock equivalents on
 stock options                               869         800            888         762
                                      ----------  ----------     ----------  ----------
Total                                     32,173      32,382         32,157      32,316
                                      ==========  ==========     ==========  ==========
Primary earnings per share                 $1.06       $0.89          $2.06       $1.79
                                      ==========  ==========     ==========  ==========
Fully diluted earnings per share           $1.06       $0.89          $2.06       $1.79
                                      ==========  ==========     ==========  ==========
